EXHIBIT 5
OPINION OF SCOTT E. SAYRE
September 10, 2007
Viad Corp
1850 N. Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

Re:	Viad Corp Registration Statement on Form S-8 2007 Viad Corp Omnibus Incentive Plan
Ladies and Gentlemen:
     This opinion is provided for use in connection with the registration by Viad Corp, a Delaware corporation (the “Company”), on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, of 1,700,000 shares of the Company’s Common Stock (“Common Stock”), together with the associated preferred stock purchase rights (“Rights”), issuable pursuant to its 2007 Viad Corp Omnibus Incentive Plan (the “Plan”).
     In arriving at this opinion, I have examined such corporate instruments, documents, statements and records of the Company and others as I have deemed relevant and necessary or appropriate for the purposes of this opinion.
     I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all the documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.
     Based upon the foregoing, I am of the opinion that the 1,700,000 shares of Common Stock to be sold pursuant to the Registration Statement, together with the associated Rights, when issued and delivered by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable securities of the Company. The opinion expressed herein is based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.
     I hereby consent to the reference to my name in the Registration Statement and further consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Scott E. Sayre
Scott E. Sayre
Vice President-General Counsel and Secretary